ELECTION OF DIRECTORS
                                    (Item 1)

Board of Directors

         The directors of the Company are divided into three classes, with approximately one-third of the directors elected by the stockholders annually. On March 25, 1997, the Board approved a reduction in the number of members of the Board of Directors from 12 to 9, effective as of the Meeting. As a result, Messrs. David Bonderman, Robert O. Carr, and Anthony R. Manno, Jr., each of whose term as a director will expire at the Meeting, will not stand for re-election to the Board of Directors. Caroline S. McBride, who was elected by the Board of Directors in July 1996, has been nominated for election at the Meeting as a director to hold office until the 1998 Annual Meeting of Stockholders and until her successor is elected and qualified. J. Marshall Peck, whose term as a director will expire at the Meeting, has been nominated for election at the Meeting as a director to hold office until the 2000 Annual Meeting of Stockholders and until his successor is elected and qualified.

         The Board of Directors of the Company recommends a vote FOR Caroline S. McBride as a director to hold office until the 1998 Annual Meeting of Stockholders and until her successor is elected and qualified and a vote FOR J. Marshall Peck as a director to hold office until the 2000 Annual Meeting of Stockholders and until his successor is elected and qualified. Should any one or more of these nominees become unable to serve for any reason prior to the Meeting, the Board of Directors may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or may reduce the number of directors on the Board of Directors.

Nominee for Election to Term Expiring 1998

         Caroline S. McBride, 43, has been a director of the Company since July 26, 1996. Mrs. McBride was appointed to the Board in connection with the investment by a wholly-owned subsidiary of Security Capital U.S. Realty ("US Realty") of approximately $250 million in the Company (the "US Realty Transaction"). Mrs. McBride is a Managing Director of Security Capital Investment Research Incorporated, an affiliate of US Realty. From January 1993 to June 1996, Mrs. McBride was the director of private market investments for the IBM Retirement Fund and from January 1992 to January 1995, she was the director of real estate investments for such fund. Prior to joining the IBM Retirement Fund in 1992, Mrs. McBride was director of finance, investments and asset management for IBM's corporate real estate division. Mrs. McBride is on the Boards of Directors of the Pension Real Estate Association (PREA) and the Real Estate Research Institute. Mrs. McBride received her Masters in Business Administration from New York University and a Bachelor of Arts degree from Middlebury College. Mrs. McBride is a member of the Investment Committee and the Audit Committee of the Board of Directors.

Nominee for Election to Term Expiring 2000

         J. Marshall Peck, 45, has been a director of the Company since June 12, 1996. Mr. Peck was appointed to the Board in connection with the US Realty Transaction. Mr. Peck is a Managing Director of Security Capital Investment Research Incorporated, where he is responsible for the operations and oversight of strategic investments. Prior to joining Security Capital Investment Research Incorporated in May 1996, Mr. Peck was a Managing Director of LaSalle Partners Limited since January 1989, where he served in various capacities over his 14-year tenure, with responsibility for operating groups within both the investment and services businesses, and was a member of its management committee. Prior thereto, Mr. Peck held various marketing and management positions in the Data Processing Division of IBM. Mr. Peck is past Chairman of the Pension Real Estate Association and serves on the National Real Estate Advisory Board of the Nature Conservancy. Mr. Peck is on the Boards of Directors of Regency Realty Corporation and Storage USA, Inc. Mr. Peck received his B.A. degree from University of North Carolina at Chapel Hill. Mr. Peck is a member of the Executive Committee and the Executive Compensation Committee of the Board of Directors.


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Incumbent Directors -- Term Expiring 1998

         Thomas A. Carr, 38, has been President and a director of the Company since February 1993. In May 1995, Mr. Carr was also appointed the Chief Operating Officer of the Company, at which time he resigned as the Company's Chief Financial Officer, a position he had held since February 1993. Mr. Carr was President of Carr Partners, Inc., a financial services affiliate of The Oliver Carr Company ("OCCO"), the Company's predecessor, from 1991 until February 1993, when Carr Partners, Inc. ceased operations. Prior to becoming President of Carr Partners, Inc., Mr. Carr was Vice President of Suburban Development and Regional Development Partner for Montgomery County for OCCO, beginning in 1985. Mr. Carr is a director of OCCO. Mr. Carr holds a Masters degree in Business Administration from Harvard Business School, and a Bachelor of Arts degree from Brown University. Mr. Carr is a member of the Board of Governors of the National Association of Real Estate Investment Trusts and a director of Lafayette Square Partners, Inc. Mr. Carr is the son of Oliver T. Carr, Jr. and the brother of Robert O. Carr. Mr. Carr is a member of the Executive Committee and the Investment Committee of the Board of Directors. In addition, Mr. Carr is a member of management's Operating Committee and Investment Committee.

         A. James Clark, 69, has been a director of the Company since February 1993. He has been Chairman of the Board and President of Clark Enterprises, Inc., a Bethesda, Maryland-based company involved in real estate, communications, and commercial and residential construction, since 1972. Mr. Clark is a member of the University of Maryland Foundation, and serves on the Board of Trustees of The Johns Hopkins University. He is also a member of the PGA Tour Investments Policy Board and a director of Lockheed Martin Corporation and Potomac Electric Power Company. Mr. Clark is a graduate of the University of Maryland. Mr. Clark is a member of the Executive Committee, the Investment Committee, the Executive Compensation Committee, and the Nominating Committee of the Board of Directors.

         Wesley S. Williams, Jr., 54, has been a director of the Company since February 1993. Mr. Williams has been a partner of the law firm of Covington & Burling since 1975. He was adjunct professor of real estate finance law at the Georgetown University Law Center from 1971 to 1973 and is a contributing author to several texts on banking law and on real estate finance and investment. Mr. Williams is on the Editorial Advisory Board of the District of Columbia Real Estate Reporter. Mr. Williams serves on the Boards of Directors of Blackstar Communications, Inc. and its Florida, Michigan, and Oregon subsidiaries; Blackstar LLC and its Nebraska and South Dakota subsidiaries; and the Federal Reserve Bank of Richmond, Virginia. Mr. Williams is Chairman of the Boards of Directors of Broadcast Capital, Inc. and Broadcast Capital Fund, Inc. and is Vice Chairman of the Board of Directors of The Lockhart Companies, Incorporated. Mr. Williams also is a member of the Executive Committee of the Board of Trustees of Penn Mutual Life Insurance Company. Mr. Williams received a B.A. and J.D. from Harvard University, an M.A. from the Fletcher School of Law and Diplomacy and an L.L.M. from Columbia University. Mr. Williams is a member of the Executive Compensation Committee of the Board of Directors.

Incumbent Directors -- Term Expiring 1999

         Andrew F. Brimmer, 70, has been a director of the Company since February 1993. He has been the President of Brimmer & Company, Inc., an economic and financial consulting firm, since 1976. Since 1995, Dr. Brimmer has served as chairman of the District of Columbia Financial Control Board. Dr. Brimmer was a member of the Board of Governors of the Federal Reserve System from 1966 through 1974. He is also the Wilmer D. Barrett Professor of Economics at the University of Massachusetts--Amherst. Dr. Brimmer serves as a director of BankAmerica Corporation and Bank of America, BlackRock Investment Income Trust, Inc. (and other funds), PHH Corporation, E.I. du Pont de Nemours & Company, Navistar International Corporation, Gannett Company and Airborne Express. Dr. Brimmer received a B.A. and a Masters degree in Economics from the University of Washington and a Ph.D. in Economics from Harvard University. Dr. Brimmer is a member of the Audit Committee of the Board of Directors.



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         Oliver T. Carr, Jr., 71 has been the Chief Executive Officer and
Chairman of the Board of Directors of the Company since February 1993. Mr. Carr founded OCCO in 1962 and since that time has been its Chairman of the Board and a director. In addition, Mr. Carr has served as President of OCCO since February 1993. He was Chairman of the Board of Trustees of the George Washington University until May 1995. Mr. Carr is the father of Thomas A. Carr and Robert
O. Carr. Mr. Carr is a member of the Executive Committee and the Investment Committee of the Board of Directors.

         George R. Puskar, 53, has been a director of the Company since February 1993. He has served as the Chairman and Chief Executive Officer of Equitable Real Estate Investment Management, Inc. ("Equitable Real Estate") since 1989 and a vice president of The Equitable Life Assurance Society of the United States ("ELAS"). Mr. Puskar joined ELAS in 1966 in its local field office in Pittsburgh. Mr. Puskar became the President of Equitable Real Estate, a diversified real estate organization which is a subsidiary of ELAS, in 1984. Mr. Puskar serves as a director of Equitable Real Estate Capital Markets, Inc. and is a member of the Boards of Directors of the International Council of Shopping Centers, Clark Atlanta University, The Atlanta Chamber of Commerce, the Vice Chairman and a member of the Board of Directors of the National Realty Committee, and a member of the Advisory Board of the Wharton School's Real Estate Center in Philadelphia. Mr. Puskar is a member of the Executive Committee and the Nominating Committee of the Board of Directors.

         William D. Sanders, 55, has been a director of the Company since May 1, 1996 following consummation of the US Realty Transaction. He is the Founder and Chairman of Security Capital Group, an affiliate of US Realty. Mr. Sanders retired on January 1, 1990 as chief executive officer of LaSalle Partners Limited, a firm he founded in 1968. Mr. Sanders is on the Boards of Directors of R.R. Donnelley & Sons Company, US Realty, Storage USA, Inc. and Regency Realty Corporation. Mr. Sanders is a former trustee and member of the executive committee of the University of Chicago and a former trustee fellow of Cornell University. Mr. Sanders received his Bachelor of Science from Cornell University. Mr. Sanders is a member of the Nominating Committee of the Board of Directors.

Committees of the Board of Directors; Meetings

         In accordance with the By-laws of the Company, the Board of Directors has established an Executive Committee, an Investment Committee, an Audit Committee, an Executive Compensation Committee and a Nominating Committee. The membership of these Committees is set forth in the preceding section of this Proxy Statement.

         Executive Committee. The Executive Committee has the authority, subject to the Company's conflict of interest policies, to acquire and dispose of real property and the power to authorize, on behalf of the full Board of Directors, the execution of certain contracts and agreements, including those related to the borrowing of money by the Company. The Executive Committee met 11 times in 1996 and took action by unanimous written consent three times.

         Investment Committee. The Investment Committee was established in April 1996 to approve agreements and other actions contemplated by and within the amounts established in the budget for the Company approved by the Board of Directors and to approve the acquisition of assets and the incurrence of indebtedness and other matters treated as capital items which involve less than $50 million for any single transaction or series of related transactions and, in the aggregate, represent not more than 10% of the Company's total assets during any fiscal quarter or that do not represent a material change from the Company's business plan. The Investment Committee does not have authority to approve any expenditure to or agreement with any member of the Investment Committee, any member of the immediate family of a member of the Investment Committee, or any entity in which any such person has a direct or indirect financial interest. The Investment Committee met one time in 1996 and took action by unanimous consent four times.



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         Audit Committee. The Audit Committee, which consists of two independent directors, was established to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls. The Audit Committee met one time in 1996.

         Executive Compensation Committee. The Executive Compensation Committee was established to determine compensation for the Company's executive officers and to implement the Company's option plans. The Executive Compensation Committee met five times in 1996.

         Nominating Committee. The Nominating Committee was established to consider and make recommendations to the Board of Directors regarding the size of the Board and nominees for election as members of the Board of Directors of the Company. The Committee is willing to consider nominees recommended by stockholders. Stockholders who wish to suggest qualified candidates must comply with the advance notice provisions and other requirements of Section 3.11 of the Company's By-laws, which are on file with the Securities and Exchange Commission and may be obtained from the Secretary of the Company upon request. The Nominating Committee did not meet in 1996, but took one action by unanimous written consent.

         The Board of Directors held 9 meetings during 1996 and took action by unanimous written consent four times. Each of the following directors attended fewer than 75% of the aggregate of the number of meetings of the Board of Directors during the period for which he has been a member and the number of meetings of the committees of the Board of Directors for the period for which he served as a member of any such committees: David Bonderman; Robert O. Carr; George R. Puskar; and William D. Sanders.

Compensation of Directors

         The Company pays fees to its directors who are not officers of the Company for their services as directors. Directors receive annual compensation of $12,000 plus a fee of $1,000 (plus out-of-pocket expenses) for attendance (in person or by telephone) at each meeting of the Board of Directors. Directors who are not officers of the Company receive a fee of $500 for attendance (in person or by telephone) at each committee meeting held on a non-board meeting day. Pursuant to policies of ELAS, any remuneration received by a director that represents ELAS must be paid to ELAS.

         The Company has established the Non-Employee Director Stock Option Plan for the purpose of attracting and retaining directors who are not employees of the Company ("Non-Employee Directors"). The stock option plan provides for the grant of options that are exercisable at fair market value of the Company's Common Stock on the date of grant. The stock option plan was approved by the Company's stockholders at its Annual Meeting of Stockholders on April 28, 1995, following which each then-serving Non-Employee Director was granted options to purchase 3,000 shares of Common Stock of the Company. Immediately following each annual election of directors, each then serving Non-Employee Director will receive options to purchase 5,000 shares of Common Stock. The Non-Employee Director stock options vest over a three year period, 33 1/3% per year.

         As of December 31, 1996 the Company had 150,000 shares of Common Stock reserved for issuance under the Non-Employee Director Stock Option Plan, of which 61,000 options were outstanding. During 1996, a total of 2,000 options were exercised by a total of 2 directors or former directors.


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Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Executive officers, directors and greater than ten percent stockholders are required by the SEC to furnish the Company with copies of all Forms 3, 4 and 5 they file.

         Based on the Company's review of the copies of such forms it has received and based on written representations from certain reporting persons that they were not required to file Forms 5 for the fiscal year, except as noted below, the Company believes that its executive officers, directors and greater than ten percent stockholders complied with all filing requirements applicable to them with respect to transactions during 1996. Certain of the Company's executive officers and directors failed to report on a timely basis certain transactions, as follows: Thomas A. Carr, the transfer of partnership interests in Carr Realty, L.P. to his children and a charitable organization; Philip L. Hawkins and Robert G. Stuckey, the appointment as an executive officer of the Company and the grant of Unit options under the 1993 Carr Realty Option Plan upon commencement of each of their employment with the Company; and J. Marshall Peck, appointment as a director of the Company and the grant of options to purchase Common Stock under the Company's Non-Employee Director Stock Option Plan. These transactions were reported on Forms 4 filed during 1996 after the reporting deadline.